Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Portfolio Holdings Disclosure Policies and Procedures”, and  “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated May 25, 2017, in the Registration Statement (Form N-1A) of Buffalo Funds (comprised of Buffalo Discovery Fund, Buffalo Dividend Focus Fund, Buffalo Emerging Opportunities Fund, Buffalo Flexible Income Fund, Buffalo Growth Fund, Buffalo High Yield Fund, Buffalo International Fund, Buffalo Large Cap Fund, Buffalo Mid Cap Fund, and Buffalo Small Cap Fund) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 52 under the Securities Act of 1933 (No. 333-56018).

Kansas City, Missouri
July 27, 2017